UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2006

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XL CAPITAL LTD
(Exact name of registrant as specified in its charter)

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Cayman Islands	1-10809	98-0191089
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

XL House, One Bermudiana Road, Hamilton, Bermuda HM 11
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 292 8515

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Consulting Agreement with Christopher V. Greetham

On September 15, 2006, XL Capital Ltd (the “Company”) entered into a consulting agreement (the “Consulting Agreement”) with Christopher V. Greetham, the Company’s Chief Investment Officer, which shall commence on January 1, 2007 after his departure from the Company. Under the Consulting Agreement, Mr. Greetham will provide certain advisory services to the Company relating to its investment portfolio and investment strategy. The Consulting Agreement has a one year term, and can be terminated by either party at any time on the provision of ten (10) days’ written notice to the other party. Mr. Greetham will provide services as an independent contractor and is not eligible to participate in any Company welfare, retirement or incentive plans.

The Consulting Agreement provides that in exchange for the consulting services, Mr. Greetham (i) shall receive a fee of $250,000 on an annualized basis; (ii) will be reimbursed for his reasonable out of pocket expenses incurred in connection with the provision of services, (iii) will be reimbursed for certain spousal travel in connection with his provision of services and (iv) would be eligible to receive, at the sole discretion of the Company's Chief Executive Officer, additional payments based upon his provision of advisory services that result in "capital events" resulting from value created by investments entered into by XL Capital Investment Partners.

Mr. Greetham also has a contractual obligation to maintain and refrain from divulging confidential and proprietary information of the Company. While he may continue to maintain any board memberships he may currently have with any investment affiliate of the Company, the Company can request his resignation from those positions at any time during the term of the Consulting Agreement.

Election of Robert R. Glauber to the Company’s Board of Directors

On September 15, 2006, in connection with the election of Robert Glauber as a director of XL Capital Ltd (the “Company”) as described under Item 5.02 below, the Board of Directors (the “Board”) of the Company authorized the grant to Mr. Glauber, pursuant to the terms of the Company's Amended and Restated Directors Stock & Option Plan, of (i) an option to purchase up to 5,000 of the Company's ordinary shares at an exercise price of $67.90 per ordinary share, which was equal to the last reported sale price of the Company's ordinary shares on September 14, 2006. The options granted to Mr. Glauber have a term of ten years and are fully exercisable as of the date of the grant thereof.

In connection with the election of Mr. Glauber as a director, the Company has agreed to pay to Mr. Glauber a retainer fee equal to the pro rata portion of the annual retainer payable to non-employee members of the Board, as set forth in the Company's Definitive Proxy Statement on Schedule 14A, filed on March 23, 2006 (the “Proxy Statement”), until the Company's 2007 annual general meeting of shareholders. In addition, Mr. Glauber will be entitled to a per meeting fee equal to the per meeting fee payable to non-employee members of the Board, as set forth in the Proxy Statement.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 15, 2006, the Board, acting upon the recommendation of its Nominating & Governance Committee, elected Robert R. Glauber to the Board effective immediately. Mr. Glauber has been elected as a Class II Director and as such will be standing for re-election at the Company's 2009 annual general meeting of shareholders. Mr. Glauber has been named to the Compensation Committee and Finance Committee of the Board. There are no arrangements or understandings between Mr. Glauber and any other person pursuant to which Mr. Glauber was selected to serve as a director. No information called for by Item 404(a) of Regulation S-K is required to be disclosed herein. The press release issued by the Company on September 20, 2006 announcing the election of Mr. Glauber to the Board is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
99.1	Press Release (“ROBERT R. GLAUBER RETURNS TO XL CAPITAL LTD BOARD”) dated September 20, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 21, 2006

XL CAPITAL LTD
(Registrant)

By: /s/ Henry C. V. Keeling
Name: Henry C. V. Keeling
Title: Executive Vice President and
Chief Operating Officer